Exhibit 99.(a)(5)

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES NOTIFICATION FOR REPURCHASE OF

2.50% CONVERTIBLE SENIOR NOTES AT OPTION OF HOLDERS

Fort Lauderdale, Florida

April 25, 2018

FOR IMMEDIATE RELEASE—SEACOR Holdings Inc. (NYSE: CKH) (“SEACOR” or the “Company”) announced today that it is notifying holders of its 2.50% Convertible Senior Notes due 2027 (CUSIP Number: 811904 AM3) (the “Notes”) that they have the right to surrender their Notes for repurchase by SEACOR for cash pursuant to their option (the “Put Option”) under the Indenture, dated as of December 11, 2012, between SEACOR and Wells Fargo Bank, National Association, a national banking association, as trustee and paying agent (the “Trustee” or “Paying Agent”) as supplemented by the first supplemental indenture, dated as of December 12, 2017, between SEACOR and the Trustee (the “Indenture”).  The Put Option entitles each holder of the Notes to require SEACOR to repurchase any and all of such holder’s outstanding Notes on May 31, 2018 (the “Repurchase Date”) at a purchase price in cash (the “Repurchase Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon up to, but excluding, the Repurchase Date. As of April 25, 2018, there was $64,455,000 in aggregate principal amount of the Notes outstanding.

The opportunity to exercise the Put Option commenced on April 25, 2018 and expires at 5:00 p.m., New York City time, on May 30, 2018, which is the first business day immediately preceding the Repurchase Date. In order to exercise the Put Option and receive the Repurchase Price, or validly withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Issuer Repurchase Notice given by SEACOR today. SEACOR will accept for payment all validly surrendered and not validly withdrawn Notes promptly upon expiration of the Put Option. On or before 10:00 a.m., New York City time, on the Repurchase Date, SEACOR will deposit with the Paying Agent for the Notes the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered and not validly withdrawn Notes. Unless SEACOR defaults in repurchasing Notes validly surrendered pursuant to the Put Option and not validly withdrawn, interest on those Notes will cease to accrue on the Repurchase Date. Notes in respect of which the Put Option is exercised will not be convertible in accordance with their terms, if otherwise convertible, unless surrender of those Notes is validly withdrawn.

None of the Company, its Board of Directors or its officers is making any representation or recommendation to any Holder as to whether to exercise the Put Option. Beneficial owners and Holders should consult with their own financial and tax advisors and must make their own decision as to whether to exercise the Put Option and, if so, the principal amount of notes for which the Put Option should be exercised.

Wells Fargo Bank, National Association is the Trustee and Paying Agent with respect to the Notes. Its address is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

Or By Facsimile Transmission: (612) 667-6282 Telephone: (800) 344-5128

At SEACOR’s request, the Trustee is delivering an Issuer Repurchase Notice relating to the Put Option to all registered holders of the Notes. In addition, SEACOR will file the Issuer Repurchase Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) today. Holders of Notes and other interested parties are urged to read the Issuer Repurchase Notice and other relevant documents filed with the SEC when they become available because they will contain important information about SEACOR and the repurchase. Materials filed with the SEC are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at SEACOR’s website, www.seacorholdings.com.

Copies of the Issuer Repurchase Notice and additional information relating to the procedure for the surrender of the Notes may also be obtained from Wells Fargo Bank, National Association by calling (800) 344-5128.

The Trustee has informed SEACOR that, as of this date, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system. To exercise the Put Option and receive payment of the Repurchase Price, custodians and beneficial holders of the Notes must validly and timely deliver their Notes through DTC’s transmittal procedures and should not submit a physical repurchase notice to SEACOR, the Trustee or the Paying Agent. Notes delivered through DTC’s transmittal procedures for repurchase may be withdrawn only by complying with the withdrawal procedure of DTC.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of SEACOR. The offer to repurchase the Notes will be only pursuant to, and the Notes may be surrendered only in accordance with, the Issuer Repurchase Notice dated April 25, 2018 and related materials.

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SEACOR is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Cautionary Note Regarding Forward-Looking Statements

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Inland Transportation & Logistics Services and Ocean Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Inland Transportation & Logistics Services and Ocean Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information concerning SEACOR, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

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